Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Third Quarter 2015 Results

•	Net sales were $782 million
•	Operating profit was $82 million, or 10.5 percent of net sales, compared with $89 million, or 9.7 percent of net sales, a year ago; operating profit excluding CCT was up 25 percent from the prior year quarter
•	Diluted earnings per share were $0.93 compared with $0.77 per share a year ago
•	Unit volume was up 7 percent year over year, excluding CCT
•	Americas segment unit volume grew 2 percent with operating margin of 14.6 percent of net sales

FINDLAY, Ohio, Nov. 2, 2015 – Cooper Tire & Rubber Company (NYSE: CTB) today reported third quarter 2015 net income of $53 million, or diluted earnings per share of $0.93, compared with $48 million, or $0.77 per share, last year.

Third Quarter Highlights:

•	Net sales rose 2 percent excluding the impact of CCT, the company’s former joint venture in China that contributed sales of $150 million in the third quarter a year ago (net of company eliminations). CCT was divested by Cooper in the fourth quarter of 2014. Third quarter net sales as reported were $782 million, which compares with $920 million in the third quarter of 2014.

•	Third quarter results included higher unit volume of $50 million excluding CCT, with unit volume increases in both the Americas and International segments. The unit volume increase was partially offset by unfavorable price and mix of $32 million, primarily due to pricing and promotion actions related to raw material costs, and negative currency impact of $6 million.

•	Third quarter 2015 operating profit was $82 million compared with $89 million for the same period last year, which included $23 million from CCT. Excluding CCT, operating profit was up 25 percent from the prior year quarter. Third quarter operating margin was 10.5 percent versus 9.7 percent in 2014.

o	Excluding the impact of CCT, the operating profit increased as a result of favorable raw material costs of $55 million and higher volume of $6 million. These benefits were partially offset by unfavorable price and mix of $18 million, $13 million of unfavorable SG&A costs, $10 million of higher manufacturing costs, and $2 million of other costs.

o	Third quarter SG&A was $72 million, which compares with $68 million in the third quarter of 2014. The increase of $4 million in SG&A reflects the absence of $9 million in SG&A from the sale of CCT, which was more than offset by increases of $13 million. These increases included $8 million of higher estimated incentive costs based on the strong financial performance of the company and higher mark-to-market costs of stock based liabilities. In addition, the third quarter of 2015 included increased brand and product marketing costs due to the timing of programs, as well as continued SG&A spending in China, which is consistent with the company’s strategy to invest in the region for future growth.

o	The higher manufacturing costs were primarily experienced in the Americas segment where Cooper incurred costs associated with the greater complexity of manufacturing higher value, higher margin tires, as well as increased pension expense and higher estimated incentive costs based on the strong financial performance of the company.

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Cooper Tire Q3 2015—2

Consolidated Results:

Cooper Tire	Q3 2015 ($M)	Q3 2014 ($M)	% Change
Net Sales	$782	$920	(15.0%)
Operating Profit	$82	$89	(8.1%)
Operating Margin	10.5%	9.7%	NA

“Our third quarter performance was excellent, and continued the positive trends we drove in the first half of 2015. The Americas segment posted another quarter of outstanding results, with unit volume growth and an operating margin of 14.6 percent, which is well above our target. Importantly, we again saw unit volume growth in our International segment,” said Cooper Chairman, Chief Executive Officer and President Roy Armes.

The effective tax rate for the third quarter, including discrete items, was 31.4 percent compared with 32.9 percent last year. Discrete items during the quarter, which reduced the tax rate, included research and development tax credits and the release of reserves for effectively settled uncertain tax positions. The tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates. SG&A expense for the quarter was $72 million, or 9.2 percent of sales, compared with $68 million, or 7.4 percent of sales, in the third quarter of 2014.

At quarter end, Cooper had $424 million in cash and cash equivalents, compared with $336 million at September 30, 2014. Capital expenditures in the third quarter were $40 million compared with $36 million in the same period last year.

In February 2015, the company announced a new $200 million share repurchase program. During the third quarter, 589,945 shares were repurchased under the program for $22.8 million. For the full year, 2,110,633 shares were repurchased under the program for $82.8 million, or an average price of $39.23 per share.

A summary presentation of information related to the quarter is posted on the company’s website at http://investors.coopertire.com/Quarterly-Results.

Americas Tire Operations:

Americas Tire Operations	Q3 2015 ($M)	Q3 2014 ($M)	% Change
Net Sales	$702	$694	1.2%
Operating Profit	$102	$76	35.5%
Operating Margin	14.6%	10.9%	NA

Third quarter net sales in the Americas segment rose 1.2 percent as a result of higher unit volume of $14 million, which was partially offset by unfavorable price and mix of $6 million. Segment unit shipments increased 2.1 percent compared with the same period last year. Cooper’s total light vehicle tire shipments in the United States increased 1.5 percent during the quarter. The Rubber Manufacturers Association (RMA) reported that its member shipments were up 6.6 percent, and total industry shipments (including an estimate for non-RMA members) increased 1.7 percent for the period. Cooper’s year-to-date total light vehicle tire shipments in the United States increased 4 percent, outperforming total industry shipments, which decreased 0.1 percent for the same period.

Third quarter operating profit was $102 million, or 14.6 percent of net sales, compared with $76 million, or 10.9 percent of net sales, in the third quarter of 2014. The higher operating profit primarily reflected favorable raw material costs of $49 million and higher unit volume of $3 million. These items more than offset higher manufacturing costs of $9 million, unfavorable price and mix of $8 million, increased SG&A costs of $6 million and negative currency impact and other costs of $3 million.

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Cooper Tire Q3 2015—3

International Tire Operations:

International Tire Operations	Q3 2015 ($M)	Q3 2014 ($M)	% Change
Net Sales	$119	$313	(62.1%)
Operating Profit (Loss)	($5)	$23	(123.4%)
Operating Margin	(4.5%)	7.3%	NA

Third quarter net sales in the International segment declined to $119 million from $313 million in 2014. The decrease mainly reflected $183 million, before intercompany eliminations, from the absence of CCT. Excluding CCT, sales decreased $11 million, as increased volume of $8 million was more than offset by $13 million of unfavorable price and mix and $6 million of negative currency impact in the third quarter of 2015. Unit volume in Europe increased compared with the third quarter of 2014 based on higher year-over-year sales of winter tires along with increased exports to the United States. Unit volume in China, excluding CCT, was slightly higher than a year ago based on increased sales in the domestic China market for both replacement and original equipment tires, which offset the decline in exports to the United States due to the tariffs.

International operations recorded a third quarter operating loss of $5 million compared with an operating profit of $23 million for the same period a year ago. The drivers of the operating loss were the absence of CCT, which contributed $23 million to 2014 third quarter operating profit, unfavorable price and mix of $13 million and other costs of $3 million. These unfavorable items more than offset the benefits of lower raw material costs of $8 million and increased volume of $3 million.

Outlook

Third quarter raw material costs increased 2.1 percent from the second quarter of 2015, with the company’s internal raw material index increasing from 153.5 in the second quarter to 156.7 in the third quarter. The company anticipates fourth quarter raw material costs will be down slightly from the third quarter.

The company outlined the following for the full year 2015:

•	Tax rate in the range of 34 percent to 37 percent

•	SG&A forecast in the range of $265 million to $275 million

•	Capital expenditures expected to be between $195 million and $205 million

“For the full year, we continue to expect that Cooper will exceed industry unit volume growth in the U.S. Our new products and improving mix of sales to higher value, higher margin tires position us well in an extremely competitive market. Our success in growing unit volume in the International segment is encouraging, and we expect to continue this unit volume growth in our international markets. Cooper remains committed to making the appropriate investments to support our strategic growth plans, particularly in the growing markets of Asia and Latin America,” Armes noted.

“We expect a strong fourth quarter compared to the fourth quarter of last year and expect to benefit overall from slightly lower raw material costs when compared to the third quarter. We expect this benefit to be offset in the Americas segment from normal, seasonally higher costs related to employee compensation and scheduled plant downtime. We anticipate that profitability will improve in the fourth quarter in our International segment, while still generating an operating loss for the full year. We continue to expect that full company operating margin for 2015 will be above the high end of our mid-term target of 8 percent to 10 percent, but below the year to date results due to the expected cost increases described in this release,” Armes concluded.

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Cooper Tire Q3 2015—4

Third Quarter 2015 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the third quarter of 2015 on a conference call for analysts and investors today at 10 a.m. EST. The call may be accessed on the investor relations page of the company’s website at http://investors.coopertire.com or at http://services.choruscall.com/links/ctb151102. Following the conference call, the webcast will be archived and available for 90 days at these websites.

Forward-Looking Statements
This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the terminated Apollo merger as well as product liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the anti-dumping and countervailing duties for passenger car and light truck tires imported into the United States from China;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;

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Cooper Tire Q3 2015—5

•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	a disruption in, or failure of, the Company’s information technology systems, including those related to cyber security, could adversely affect the Company’s business operations and financial performance;
•	the impact of labor problems, including labor disruptions at the Company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions, including the failure to successfully complete acquisitions or integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with its joint-venture partner or suppliers, including any changes with respect to CCT’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statement in this release is based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

419.424.4165
investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015

Net sales	$920,082	$782,368	$2,605,225	$2,197,355
Cost of products sold	762,878	628,414	2,152,810	1,751,754
Gross profit	157,204	153,954	452,415	445,601

Selling, general and administrative expense	67,829	71,787	205,540	193,652
Operating profit	89,375	82,167	246,875	251,949

Interest expense	(7,050)	(5,889)	(20,960)	(18,485)
Interest income	305	533	1,088	1,609
Other non-operating income (expense)	(1,253)	1,362	(787)	3,034
Income before income taxes	81,377	78,173	226,216	238,107

Provision for income taxes	26,740	24,524	75,093	81,818

Net income	54,637	53,649	151,123	156,289

Net income attributable to noncontrolling shareholders’ interests	6,938	473	19,808	2,769

Net income attributable to Cooper Tire & Rubber Company	$47,699	$53,176	$131,315	$153,520

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.79	$0.94	$2.10	$2.68

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.77	$0.93	$2.07	$2.65

Weighted average shares outstanding (000s):
Basic	60,606	56,693	62,504	57,332
Diluted	61,629	57,232	63,473	57,934

Segment information:
Net sales
Americas Tire	$693,938	$702,460	$1,896,666	$1,973,993
International Tire	313,415	118,903	950,181	350,853
Eliminations	(87,271)	(38,995)	(241,622)	(127,491)

Segment profit (loss)
Americas Tire	$75,618	$102,475	$209,080	$301,039
International Tire	22,787	(5,329)	72,394	(11,755)
Unallocated corporate charges	(7,912)	(15,416)	(32,223)	(40,084)
Eliminations	(1,118)	437	(2,376)	2,749

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)	September 30,
	2014	2015

Assets
Current assets:
Cash and cash equivalents	$335,778	$424,232
Notes receivable	90,098	10,917
Accounts receivable	538,790	423,731
Inventories	602,009	464,848
Other current assets	94,354	92,127
Total current assets	1,661,029	1,415,855

Net property, plant and equipment	971,683	769,305
Goodwill	18,851	18,851
Intangibles	153,656	134,047
Restricted cash	640	791
Deferred income tax assets	100,934	131,228
Other assets	16,586	17,267
Total assets	$2,923,379	$2,487,344

Liabilities and Equity
Current liabilities:
Notes payable	$184,553	$17,646
Accounts payable	358,320	228,939
Accrued liabilities	264,056	222,385
Income taxes payable	16,961	12,036
Current portion of long-term debt	15,559	600
Total current liabilities	839,449	481,606

Long-term debt	325,538	297,320
Postretirement benefits other than pensions	239,282	263,885
Pension benefits	249,529	329,938
Other long-term liabilities	159,692	146,015
Deferred income tax liabilities	6,131	3,856
Redeemable noncontrolling shareholder interest	168,435	-
Total parent stockholders’ equity	893,530	926,433
Noncontrolling shareholder interest in consolidated subsidiary	41,793	38,291
Total liabilities and equity	$2,923,379	$2,487,344

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Nine Months Ended
	September 30,
	2014	2015

Operating activities:
Net income	$151,123	$156,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,319	90,588
Deferred income taxes	2,717	2,205
Stock-based compensation	5,845	11,710
Change in LIFO inventory reserve	(54,464)	(45,132)
Amortization of unrecognized postretirement benefits	27,014	34,641
Changes in operating assets and liabilities:
Accounts and notes receivable	(187,541)	(66,628)
Inventories	(35,518)	(5,762)
Other current assets	(2,681)	(19,193)
Accounts payable	58,482	(24,849)
Accrued liabilities	52,519	45,489
Other items	(24,825)	(46,116)
Net cash provided by operating activities	97,990	133,242

Investing activities:
Additions to property, plant and equipment	(112,126)	(128,601)
Proceeds from the sale of assets	1,089	1,555
Net cash used in investing activities	(111,037)	(127,046)

Financing activities:
Net issuances of (payments on) short-term debt	163,473	(39,131)
Additions to long-term debt	15,634	-
Repayments of long-term debt	(13,363)	(3,125)
Payment of financing fees	-	(2,586)
Repurchase of common stock	(200,000)	(82,800)
Payment of dividends to noncontrolling shareholder	(2,570)	(917)
Payment of dividends to Cooper Tire & Rubber Company shareholders	(19,432)	(17,998)
Issuance of common shares and excess tax benefits on stock options	3,890	19,665
Net cash used in financing activities	(52,368)	(126,892)

Effects of exchange rate changes on cash	3,462	(6,724)

Changes in cash and cash equivalents	(61,953)	(127,420)

Cash and cash equivalents at beginning of year	397,731	551,652

Cash and cash equivalents at end of period	$335,778	$424,232